UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 3, 2014

BRE Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

525 Market Street, 4th Floor, San Francisco, CA	94105-2712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 445-6530

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencernent communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	Results of Operations and Financial Condition

On February 3, 2014, we issued a press release and supplemental financial data with respect to our financial results for the quarter ended December 31, 2013. Copies of the press release and supplemental financial data are furnished as Exhibit 99.1 and Exhibit 99.2 to this report, respectively. The information contained in this Item 2.02 and the attached Exhibit 99.1 and Exhibit 99.2 are furnished to, and not filed with, the Securities and Exchange Commission.

ITEM 8.01	Other Events

February 3, 2014 (San Francisco) – We are a leading owner, operator and developer of high-quality apartment communities in targeted growth markets in California and Seattle, and we reported Core Funds from Operations (Core FFO) of $0.67 per share for the quarter ended December 31, 2013, and $2.54 per share for the year ended December 31, 2013. The per share results reflect an increase of 9.8% and 6.3% compared to the fourth quarter and full year periods in 2012, respectively. Core FFO is used to facilitate comparisons of our earnings results and excludes certain non-core items that are not comparable when comparing periods or earnings performance between periods. All per share results are reported on a fully diluted basis.

A reconciliation of net income available to common shareholders to both FFO and Core FFO can be found in Exhibit B of our Supplemental Operating and Financial Data. For the quarter ended December 31, 2013, reconciling Core FFO excluded legal settlement proceeds totaling $19.8 million or $0.255 per share (recorded in Other income), and transaction costs related to the proposed merger transaction with Essex Property Trust, Inc. (NYSE: ESS) totaling $3.4 million or $0.045 per share (recorded in Other expenses). For the year ended December 31, 2013, $585,000, or $0.01 per share, of acquisition related expenses are also excluded from Core FFO. For the year ended December 31, 2012, a $15,000,000, or $0.195 per share, non-cash impairment charge is excluded from Core FFO.

Highlights

•	Year-over-year fourth quarter 2013 same-store revenues and net operating income (NOI) increased 4.9% and 6.4%, respectively. During the quarter, physical occupancy averaged 95.3%; annualized turnover was 49.0%; and average monthly revenue per occupied home was $1,755.

•

Annual 2013 same-store revenues and net operating income (NOI) increased 4.8% and 6.1%, respectively. For the annual period, physical occupancy averaged 95.0%; turnover was 59.7%; and average monthly revenue per occupied home was $1,720.

•

Core FFO results of $0.67 per share for the fourth quarter were $0.01 ahead of the Company’s previously provided guidance of $0.63 to $0.66 per share and reflect: (1) higher than expected same-store revenue growth and (2) lower than expected same-store expense growth.

•

During the fourth quarter, BRE completed the sales of two wholly-owned apartment communities. One located in Riverside, California and the other located in Santa Ana, California for net proceeds of $115.5 million and total gains on sale of $39.9 million.

Fourth Quarter 2013

Funds from Operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $68.1 million, or $0.88 per share, for the fourth quarter of 2013, compared with $47.0 million, or $0.61 per share, for the fourth quarter of 2012. Core FFO was $0.67 per share for the fourth quarter of 2013 compared with $0.61 per share for the prior year period. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this release.)

Net income available to common shareholders for the fourth quarter of 2013 totaled $79.4 million, or $1.02 per share, compared with net income of $73.8 million, or $0.96 per share, for the same period in 2012. The fourth quarter 2013 results include gains on sales of real estate totaling $39.9 million, or $0.52 per share. The fourth quarter 2012 results included gains on sales of approximately $53.9 million, or $0.70 per share.

Our fourth quarter year-over-year earnings and Core FFO results reflect the impact of the following factors during 2013: (1) increases in same-store community-level operating results over 2012 levels; and (2) incremental NOI from two newly completed communities in the last 12 months; offset by (1) a reduction in NOI from operating communities sold in 2012 and 2013; (2) a reduction of partnership and management fee income from joint venture interests sold in 2012 and 2013; and (3) a reduction in interest expense due to an increased level of capitalized interest in 2013.

We received a legal settlement in the amount of $19.8 million in connection with a construction litigation claim against the general contractor of BRE’s Avenue 64 apartment community, located in Emeryville, California. The settlement amount is expected to cover the cost of remediation work, which is expected to commence in 2014. Physical occupancy averaged 97.4% at the Avenue 64 community during the fourth quarter of 2013.

Same-Store Results

We define same-store communities as stabilized apartment communities owned by us for two comparable calendar year periods. Of the 20,724 apartment homes owned directly by us, same-store homes totaled 19,952 for the fourth quarter.

On a year-over-year basis, fourth quarter same-store revenues increased 4.9%. The revenue increase was driven by a 5.2% increase in revenue earned per occupied home during the period, coupled with a 30 basis point decrease in year-over-year financial occupancy levels. Operating expenses increased 1.5%, resulting in a 6.4% increase in NOI.

On a sequential basis, same-store revenue increased 1.4%, expenses decreased 2.1% and NOI increased 2.9%. The sequential quarter increase in revenues was driven by a 50 basis point increase in revenue earned per occupied home during the fourth quarter, coupled with an 80 basis point increase in financial occupancy. The decrease in sequential same-store expenses was driven by lower unit turnover expense in the fourth quarter. Annualized fourth quarter turnover was 49% compared to 71% in the third quarter.

Company Initiatives

•	Development. We funded approximately $60 million of development advances on our four active construction projects during the fourth quarter. As of December 31, 2013 we had four communities under construction with a total estimated cost of approximately $725 million, of which approximately 75% has been funded, leaving approximately $180 million remaining to be funded. The current communities under construction are expected to be substantially delivered by the fourth quarter of 2014.

•	Dispositions. In November 2013, we completed the sale of Mission Grove Park, a 432-home, wholly-owned apartment community in Riverside, California, for total net proceeds of $74.8 million. In December, we completed the sale of Villa Santana, a 240-home wholly-owned apartment community in Santa Ana, California for total net proceeds of $40.7 million. The sale of these communities resulted in a combined net gain of $39.9 million. Both communities were held on an unencumbered basis. We are currently in various stages of marketing $250 to $300 million of operating communities for sale. A portion of the proceeds will be used to repay amounts outstanding under our revolving credit facility with the balance to fund development advances. The communities being marketed for sale are located in Phoenix, Sacramento and San Diego with weighted average same-store revenue and net operating income growth of approximately 1.6% and 1.8%, respectively, for the year ended December 31, 2013 compared to the similar period in 2012. Our annual same-store revenue and net operating growth in 2013 would have improved by 22 basis points to 5.0% and 28 basis points to 6.4%, respectively, if all of the communities currently marketed for sale were excluded from 2013 same-store results.

During 2013, we did not issue any stock under our at-the-market (ATM) equity program.

Common Dividends Declared

On February 3, 2014, our Board of Directors approved regular common stock dividends for the quarter ending March 31, 2014. All common dividends will be payable on Monday, March 31, 2014 to shareholders of our common stock of record as of the close of market on Friday, March 14, 2014. The quarterly common dividend payment of $0.395 is equivalent to $1.58 per share on an annualized basis and represents a yield of approximately 2.7% on the closing price of $59.10 per share as of Friday, January 31, 2014. We have paid uninterrupted quarterly dividends to its shareholders since our founding in 1970. If the pending merger with Essex closes prior to the close of the market on March 14, 2014, this regular common stock dividend for the quarter ending March 31, 2014 will not be paid on BRE common stock. Rather, each share of our common stock will be converted into the right to receive (i) 0.2971 shares of Essex common stock and (ii) $12.33 in cash, without interest, each subject to certain adjustments provided for in the merger agreement and subject to any applicable withholding tax. As holders of Essex common stock, the former holders of our common stock will be entitled to the regular quarterly dividend for the quarter ending March 31, 2014 declared by Essex, if such former shareholders continue to be holders of Essex common stock as of the close of market on March 14, 2014. If the pending merger with Essex closes after the close of market on March 14, 2014 but before March 31, 2014, this regular common stock dividend for the quarter ending March 31, 2014 will be paid by the successor company in the merger.

Series D Preferred Stock Redemption

We issued a Notice of Redemption on January 21, 2014 to all holders of record of its outstanding 6.75% Series D Cumulative Redeemable Preferred Stock (or Series D Preferred Stock) at a redemption price of $25.23438 per share. The redemption price is equal to the original issue price of $25.00 per share, plus accrued and unpaid dividends through the redemption date, which is February 20, 2014. From the redemption date forward, none of the 2,159,715 shares of Series D Preferred Stock called for redemption will remain outstanding and dividends will no longer accrue. In accordance with accounting guidance, the initial issuance costs totaling approximately $1.9 million associated with this series of perpetual preferred stock will be recognized as a reduction of earnings in arriving at both the net income available to common shareholders and funds from operations (FFO). We will record this charge in the first quarter of 2014.

About BRE Properties

BRE Properties, based in San Francisco, California, focuses on the development, acquisition and management of apartment communities located primarily in the major metropolitan markets of Southern and Northern California and Seattle. BRE directly owns 73 multifamily communities (totaling 20,724 homes) with an additional four communities under construction (totaling 1,382 homes) and a joint venture interest in one apartment community (totaling 252 homes). BRE Properties is a real estate investment trust (REIT) listed in the S&P MidCap 400 Index. For more information on BRE Properties, please visit our website at www.breproperties.com.

On January 29, 2014 Essex filed with the SEC a registration statement on Form S-4 that includes a joint proxy statement of Essex and BRE that also constitutes a prospectus of Essex. Essex and BRE also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the joint proxy statement/prospectus and other relevant documents filed by Essex and BRE with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by Essex with the SEC will be available free of charge on Essex’s website at www.essexpropertytrust.com or by contacting Essex Investor Relations at (650) 494-3700. Copies of the documents filed by BRE with the SEC will be available free of charge on BRE’s website at www.breproperties.com or by contacting BRE Investor Relations at (415) 445-3745.

Essex and BRE and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about Essex’s executive officers and directors in Essex’s definitive proxy statement filed with the SEC on April 1, 2013. You can find information about BRE’s executive officers and directors in BRE’s definitive proxy statement filed with the SEC on March 11, 2013. Additional information regarding the interests of such potential participants is included in the joint proxy statement/prospectus and will be included in other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from Essex or BRE using the sources indicated above.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding the Company’s capital resources, portfolio performance and results of operations, and is based on the Company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The Company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the Company’s subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The Company assumes no obligation to update this information. For more details, refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

-XXX-

BRE Properties, Inc.
Consolidated Balance Sheets
Fourth Quarter 2013
(Unaudited, in thousands, except per share data)

	December 31,	December 31,
ASSETS	2013	2012

Real estate portfolio:
Direct investments in real estate:
Investments in rental communities	$3,918,341	$3,722,838
Construction in progress	442,931	302,263
Less: accumulated depreciation	(884,472)	(811,187)
	3,476,800	3,213,914

Equity investment in real estate joint ventures	6,363	40,753

Real estate held for sale, net	23,481	23,065

Land under development	40,794	104,675

Total real estate portfolio	3,547,438	3,382,407

Cash	8,432	62,241
Other assets	52,976	54,334

TOTAL ASSETS	$3,608,846	$3,498,982

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:

Unsecured senior notes	$950,000	$990,018
Unsecured revolving credit facility	98,000	-
Mortgage loans payable	711,428	741,942
Accounts payable and accrued expenses	92,483	75,789

Total liabilities	1,851,911	1,807,749

Redeemable noncontrolling interests	4,751	4,751

Shareholders' equity:

Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 2,159,715 shares with $25 liquidation preference issued and outstanding at December 31, 2013 and December 31, 2012, respectively.	22	22

Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 77,210,095 and 76,925,351 at December 31, 2013 and December 31, 2012, respectively.	772	769
Additional paid-in capital	1,751,390	1,685,691

Total shareholders' equity	1,752,184	1,686,482

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,608,846	$3,498,982

BRE Properties, Inc.
Consolidated Statements of Income
Quarters and Twelve Months Ended December 31, 2013 and 2012
(Unaudited, in thousands, except per share data)

	Quarter ended	Quarter ended	Twelve months ended	Twelve months ended
REVENUES	12/31/13	12/31/12	12/31/13	12/31/12

Rental income	$101,465	$92,814	$388,300	$361,116
Ancillary income	4,099	3,812	15,728	14,441

Total revenues	$105,564	$96,626	$404,028	$375,557

EXPENSES

Real estate	$32,092	$29,940	$124,304	$118,143
Provision for depreciation	28,161	25,580	105,371	96,736
Interest	16,615	17,561	65,867	66,798
General and administrative	5,643	5,696	23,037	22,848
Other expenses(1)	3,401	-	3,986	15,000
Total expenses	85,912	78,777	322,565	319,525

Other income(2)	19,867	565	20,614	2,530

Net income before noncontrolling interests, partnership income and discontinued operations	39,519	18,414	102,077	58,562

Income from unconsolidated entities	102	519	625	2,644
Net gain on sale of unconsolidated entities (3)	-	-	18,633	6,025
Income from continuing operations	39,621	18,933	121,335	67,231

Discontinued operations:
Discontinued operations, net (4)	782	2,026	4,307	8,190
Net gain on sales of discontinued operations (4)	39,931	53,856	57,324	62,136
Income from discontinued operations	40,713	55,882	61,631	70,326

NET INCOME	$80,334	$74,815	$182,966	$137,557

Redeemable noncontrolling interest in income	48	99	190	413

Dividends attributable to preferred stock	912	911	3,645	3,645

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$79,374	$73,805	$179,131	$133,499

Net income per common share - basic	$1.03	$0.96	$2.32	$1.74

Net income per common share - diluted	$1.02	$0.96	$2.32	$1.74

Weighted average shares outstanding - basic	77,194	76,872	77,111	76,567

Weighted average shares outstanding - diluted	77,440	77,180	77,340	76,920

(1)	During the three months ended December 31, 2013, Other expenses include merger related costs of $3.4 million. For the twelve months ended December 31, 2013, Other expenses included merger costs of $3.4 million and acquisition costs of $0.6 million for a community acquired in Los Angeles, California. During the twelve months ended December 31, 2012, Other expenses related to an impairment charge on land owned in Anaheim, California, that is no longer held for development. The land is recorded in Real estate held for sale, net at $23.6 million as of December 31, 2013 on the consolidated balance sheet.

(2)	During the three months and twelve months ended December 31, 2013, the Company received legal settlement proceeds of $19.8 million for a construction defect lawsuit.

(3)	During the twelve months ended December 31, 2013, seven joint venture interests were sold for $53.4 million resulting in a net gain of $18.6 million. During the twelve months ended December 31, 2012, three joint venture communities were sold for $26.9 million resulting in a net gain of $6.0 million.

(4)	Includes three communities sold during 2013 and three communities sold during 2012.

	Quarter ended	Quarter ended	Twelve months ended	Twelve months ended
	12/31/13	12/31/12	12/31/13	12/31/12
Rental and ancillary income	$1,885	$5,220	$11,851	$21,880
Real estate expenses	(660)	(1,735)	(4,077)	(7,139)
Provision for depreciation	(443)	(1,041)	(2,783)	(4,882)
Interest expense	-	(418)	(684)	(1,669)
Discontinued operations, net	$782	$2,026	$4,307	$8,190

BRE Properties, Inc.
Non-GAAP Financial Measure Reconciliations and Definitions
(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE's definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

Funds from Operations ("FFO") is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts (NAREIT) as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. The Company calculates FFO in accordance with the NAREIT definition.

The Company believes that FFO is a meaningful supplemental measure of the Company's operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated community, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the communities that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of the communities, all of which have real economic effect and could materially impact the Company's results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. The Company's FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

Core Funds from Operations ("Core FFO")

The Company believes that Core Funds from Operations ("Core FFO") is a meaningful supplemental measure of our operating performance for the same reasons as FFO and adjusting for non-routine items that when excluded allows for more comparable periods. Core FFO begins with FFO as defined by the NAREIT White Paper and is adjusted for: the impact of any expenses relating to non-operating asset impairment and valuation allowances; property acquisition costs and pursuit cost write-offs (other expenses); gains and losses from early debt extinguishment, including prepayment penalties and preferred share redemptions; executive level severance costs; gains and losses on the sales of non-operating assets, and other non-comparable items.

	Quarter Ended 12/31/2013	Quarter Ended 12/31/2012	Twelve Months Ended 12/31/2013	Twelve Months Ended 12/31/2012

Net income available to common shareholders	$79,374	$73,805	$179,131	$133,499
Depreciation from continuing operations	28,161	25,580	105,371	96,736
Depreciation from discontinued operations	443	1,041	2,783	4,882
Depreciation from unconsolidated entities	47	392	493	1,903
Net gain on sales of discontinued operations	(39,931)	(53,856)	(57,324)	(62,136)
Net gain on sale of unconsolidated entities	-	-	(18,633)	(6,025)
Funds from Operations	$68,094	$46,962	$211,821	$168,859

Acquisition costs	-	-	585	-
Merger costs	3,401	-	3,401	-
Legal settlement proceeds	(19,750)	-	(19,750)	-
Non cash asset impairment charge	-	-	-	15,000
Core Funds from Operations	$51,745	$46,962	$196,057	$183,859

Diluted shares outstanding - EPS	77,440	77,180	77,340	76,920

Net income per common share - diluted	$1.02	$0.96	$2.32	$1.74

Diluted shares outstanding - FFO	77,440	77,180	77,340	76,940
FFO per common share - diluted	$0.88	$0.61	$2.74	$2.19

Diluted shares outstanding - Core FFO	77,440	77,180	77,340	76,940
Core FFO per common share - diluted	$0.67	$0.61	$2.54	$2.39

BRE Properties, Inc.
Non-GAAP Financial Measure Reconciliations and Definitions
(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by the Company as EBITDA, excluding minority interests, gains (losses) from sales of investments, preferred stock dividends and other expenses. BRE considers EBITDA and Adjusted EBITDA to be appropriate supplemental measures of the Company's performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from sales of investments and other charges, which permits investors to view income from operations without the impact of non cash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our communities that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our communities, all of which have real economic effect and could materially impact the Company's results from operations, the utility of EBITDA and Adjusted EBITDA as measures of the Company's performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter Ended 12/31/2013	Quarter Ended 12/31/2012	Twelve Months Ended 12/31/2013	Twelve Months Ended 12/31/2012

Net income available to common shareholders	$79,374	$73,805	$179,131	$133,499
Interest, including discontinued operations	16,615	17,979	66,551	68,467
Depreciation, including discontinued operations	28,604	26,621	108,154	101,618
EBITDA	124,593	118,405	353,836	303,584
Redeemable noncontrolling interest in income	48	99	190	413
Net gain on sales of discontinued operations	(39,931)	(53,856)	(57,324)	(62,136)
Net gain on sale of unconsolidated entities	-	-	(18,633)	(6,025)
Dividends on preferred stock	912	911	3,645	3,645
Other expenses	3,401	-	3,986	15,000
Legal settlement proceeds	(19,750)	-	(19,750)	-
Adjusted EBITDA	$69,273	$65,559	$265,950	$254,481

Net Operating Income (NOI)

The Company considers community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core community operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead from acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of the communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact the Company's results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with the Company's definition and, accordingly, the Company's NOI may not be comparable to such other REITs' NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of the Company's performance. NOI should not be used as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter Ended 12/31/2013	Quarter Ended 12/31/2012	Twelve Months Ended 12/31/2013	Twelve Months Ended 12/31/2012

Net income available to common shareholders	$79,374	$73,805	$179,131	$133,499
Interest, including discontinued operations	16,615	17,979	66,551	68,467
Depreciation, including discontinued operations	28,604	26,621	108,154	101,618
Redeemable noncontrolling interest in income	48	99	190	413
Net gain on sales of discontinued operations	(39,931)	(53,856)	(57,324)	(62,136)
Net gain on sale of unconsolidated entities	-	-	(18,633)	(6,025)
Dividends on preferred stock	912	911	3,645	3,645
General and administrative expense	5,643	5,696	23,037	22,848
Other expenses	3,401	-	3,986	15,000
NOI	$94,666	$71,255	$308,737	$277,329
Less Non Same-Store NOI	24,322	5,117	36,294	20,606
Same-Store NOI	$70,344	$66,138	$272,443	$256,723

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release of BRE Properties, Inc. dated February 3, 2014 including attachments.

99.2	Supplemental Financial data dated December 31, 2013 including attachments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRE Properties, Inc.
(Registrant)

Date: February 3, 2014	/s/ John A. Schissel
John A. Schissel
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press release of BRE Properties, Inc. dated February 3, 2014 including attachments.

99.2	Supplemental Financial data dated December 31, 2013 including attachments.